Company Contact:	Investor Relations Contact:
Mr. Colman Cheng, Chief Financial Officer	Mr. Crocker Coulson, President
China Nutrifruit Group Limited	CCG Investor Relations
Tel****+ 852 9039 8111	Tel: +1-646-213-1915 (NY office)
Email: zsj@chinanutrifruit.com	Email: crocker.coulson@ccgir.com
Website: www.chinanutrifruit.com	Website: www.ccgirasia.com

Linda Salo, Account Manager
Email: linda.salo@ccgir.com
Tel: +1- 646-922-0894 (New York office)

FOR IMMEDIATE RELEASE

China Nutrifruit Group Limited Announces Record Fourth Quarter and Fiscal Year 2011 Results

  Fourth quarter FY2011 net revenue and net income rose 21.1% and 42.1% year-over-year, respectively

  Provides fiscal year 2012 guidance

Daqing, Heilongjiang Province, China – June 22, 2011 China Nutrifruit Group Limited (NYSE Amex: CNGL) (“China Nutrifruit” or “the Company”), a leading producer of premium specialty fruit based products in China (“PRC”), today announced its financial results for the three months and fiscal year ended March 31, 2011.

Fourth Quarter Fiscal Year 2011 Highlights

  Net sales increased 21.1% year-over-year to $32.0 million

  Gross profit increased 34.2% year-over-year to $15.5 million, with gross margin of 48.3%

  Operating earnings rose 44.8% year-over-year to $12.9 million, with operating margin of 40.3%

  Net income increased 42.1% year-over-year to $9.5 million, or $0.23 per diluted share

Fiscal Year 2011 Highlights

  Net sales were $87.0 million up 19.3% from $72.9 million in fiscal 2010

  Gross profit increased 22.7% year-over-year to $40.8 million, with a gross margin of 46.9%

  Operating earnings rose 29.6% year-over-year to $33.4 million, with operating margin of 38.4%

  Net income was $24.7 million, or $0.62 per diluted share, compared to net income of $19.2 million, or $0.51 per diluted share, in fiscal 2010

  Exceeded net income guidance of $22 million to $23 million

“In fiscal 2011, we achieved record financial performance and reported double digit growth in revenue and net income, which increased 19.3% and 28.5%, respectively. During the year, we successfully introduced our new seabuckthorn and blackcurrant concentrate juice and glazed fruit products, which accounted for over 8% of fiscal 2011 sales. We also expanded our customer base to supply our products internationally through our new distributors, Cargill Shanghai and Doehler Rizhao,” commented Mr. Changjun Yu, Chairman and CEO of China Nutrifruit. “Due to delay in beginning operations of our fruit and vegetable powder facility, we reported lower than estimated revenue for fiscal year 2011. However, as a result of enhanced margins, effective cost control measures and operating efficiency, we exceeded our net income guidance for fiscal year 2011. We expect continued strong financial performance in fiscal year 2012 largely driven by anticipated growth in demand for our products combined with launch of our new fruit and vegetable powder products and concentrate paste products.”

Fourth Quarter Fiscal Year 2011 Results

Net sales for the fourth quarter of fiscal year 2011 increased 21.1% to $32.0 million, from $26.4 million in the same quarter of fiscal 2010. Strong sales growth during the quarter was primarily due to increased sales volume of glazed fruit and concentrate pulp products, and increased per unit sales price of concentrate juice products primarily resulting from the increased cost of source fruits crab apple, blueberry and raspberry. In addition, the Company’s recently introduced seabuckthorn and blackcurrant glazed fruit and concentrate juice products and they contributed 10.9% of total sales during the quarter.

In the fourth quarter of fiscal year 2011, net sales from concentrated juice products, which accounted for 47.0% of total net sales, were $15.0 million, up 3.1% from $14.6 million, or 55.2% of total net sales, in the same quarter of fiscal year 2010. Net sales from glazed fruit products reached $10.7 million, contributing 33.3% of net sales, up 65.9% as compared to $6.4 million, or 24.3% of total net sales in the same period of prior year. Sales of concentrate pulp products and nectar were $4.1 million and $2.2 million, respectively, up 37.2% and 1.1% from $3.0 million and $2.2 million, respectively, in the same period in fiscal year 2010. The Company reported no revenue from the beverage segment as it discontinued beverage operation in March 2010, following its strategic decision to focus on its high-margin premium products.

Gross profit for the fourth quarter of fiscal year 2011 increased 34.2% to $15.5 million from $11.5 million for the same period a year ago. Gross margin was 48.3% for the fourth quarter of fiscal year 2011, up from 43.6% in the year ago period. The increase in gross margin was mainly due to a significant increase in gross margin of the Company’s concentrate pulp products. Gross margin on concentrate pulp products rose to 44.7% from 27.6% a year ago. The average selling price for pear concentrate pulp increased 55.5% in the fourth quarter of fiscal 2011 compared to the same period last fiscal year. Gross margin of glazed fruit products, nectar and concentrate juice were 54.9%, 66.0% and 42.1% compared to 44.7%, 68.8% and 43.3%, respectively, in the fourth quarter of fiscal year 2010.

In the fourth quarter of fiscal year 2011, selling, general, and administrative expenses remained stable at approximately $2.6 million. Selling expenses were $0.7 million, or 2.3% of net sales, down 22.8% compared to $1.0 million, or 3.6% of net sales, in the fourth quarter of fiscal year 2010. As a percentage of net sales, decline in selling expenses was mainly due to the Company’s well established relationships with existing distributors who continue to place repeat orders with higher volume, resulting in lower sales related travel expenses. In addition, the Company incurred no selling expenses related to beverage products in the fourth quarter of fiscal year 2011.

General and administrative expenses were $1.9 million, or 5.8% of net sales, up 7.8% from $1.7 million, or 6.5% of net sales a year ago.

Operating earnings in the fourth quarter of fiscal year 2011 were $12.9 million compared to $8.9 million in the comparable period last fiscal year. Operating margin for the quarter improved to 40.3%, from 33.5 % a year ago.

Provision for income taxes for the quarter was $3.4 million compared to $2.5 million a year ago.

Net income in the fourth quarter of fiscal year 2011 was $9.5 million, or $0.23 per diluted share, up 42.1% as compared to $6.7 million, or $0.17 per diluted share, a year ago. The calculation of diluted earnings per share for the fourth quarter of fiscal 2011 is based on 40.1 million weighted average shares outstanding compared to 40.0 million in the same quarter of fiscal 2010.

Fiscal Year 2011 Results

For the fiscal year ended March 31, 2011, net sales were $87.0 million, up 19.3% from $72.9 million a year ago. Net sales from concentrate juice products, which accounted for 48.0% of total net sales in fiscal 2011, were $41.7 million, up 20.3% from $34.7 million a year ago. Among the Company’s concentrated juice products, sales of crab apple and raspberry concentrated juice increased 25.8% and 21.2%, respectively. Net sales from glazed fruit, which accounted for 25.6% of net sales, were $22.3 million, up 34.1% from $16.6 million a year ago. Sales of concentrate pulp, which accounted for 15.5% of net sales, were $13.5 million, up 43.8% from $9.4 million a year ago. Sales of nectar, which accounted for 8.3% of net sales, were $7.2 million, up 3.9% from $7.0 million a year ago. The Company did not record sales from beverages since it ceased the production of beverages in March 2010 to strategically focus on its core high-margin products.

Gross profit increased 22.7% to $40.8 million from $33.3 million a year ago. Gross margin was 46.9% in fiscal year 2011 compared to 45.6% a year ago. Income from operations was $33.4 million, up 29.6% from $25.7 million last year. Net income for fiscal 2011 was $24.7 million, or $0.62 per diluted share, compared to $19.2 million, or $0.51 per diluted share in fiscal 2010. The calculation of diluted earnings per share for fiscal 2011 is based on 40.1 million weighted average shares outstanding compared to 38.1 million in fiscal 2010.

Financial Condition

As of March 31, 2011, China Nutrifruit had $43.5 million in cash and equivalents, $7.7 million in current liabilities with no long-term debt and working capital of $55.0 million. Shareholders’ equity was $93.3 million as of March 31, 2011, up from $65.8 million as of March 31, 2010.

The Company generated $25.8 million net cash from operating activities, up from $21.7 million generated in fiscal year 2010. The Company used $16.4 million in prepayment for purchase of land use right, property and equipment for the construction of the Company’s new fruit and vegetable powder facility in Daqing, which is scheduled to begin operations in July2011.

Business Outlook

In fiscal 2012, China Nutrifruit plans to further expand production capacity, diversify its product portfolio and increase market penetration. The Company will launch its new fruit and vegetable powder products, concentrate paste products, cherry tomato glazed fruits and golden berry dried fruits in calendar year 2011.

The Company is currently constructing a new concentrate paste production facility in Zhaoyuan, Heilongjiang Province and plans to begin trial production in July 2011. This new multi-purpose concentrate paste production facility will have an annual production capacity of 9,600 tons and will catering to the raw material requirements of the Company’s new fruit and vegetable powder production facility and will also be sold to existing distributors.

China Nutrifruit is currently making technological upgrades to its glazed fruit production line in Daqing and concentrate juice production line in Mudanjiang. The Company expects to complete the upgrade process by July 2011 in advance of its production season. As part of the technological upgrade process, the Company is installing additional processing equipment at its glazed fruit production line in Daqing, which will enable production of its new golden berry dried fruit products. In addition, following technological and maintenance upgrades, the Company’s concentrate juice production capacity in Mudanjiang will expand to 9,000 tons annually, up 50% from its current annual capacity of 6,000 tons per year.

For fiscal year 2012, the Company expects to generate revenue of approximately $110 million to $113 million and net income of approximately $29 million to $30 million,

“Looking into fiscal 2012, we continue to see strong demand for our high quality products backed by strong customer loyalty and an increasingly health-conscious environment,” said Mr. Yu. “We are on track to commence production of our fruit and vegetable powder products in July 2011. In addition, we are excited about our strong product pipeline, including cherry tomato glazed fruit, dried fruit products and concentrate paste products, which will be supported by our capacity expansion plans. We will be leveraging our existing nationwide sales and distribution network throughout 18 provinces in China to market our new products and hold a positive outlook. With our proven business model, strong execution capability, new product initiatives, and capacity expansion, we believe we are well-positioned to achieve another year of record financial performance in fiscal 2012..”

Conference Call Information

Management will conduct a conference call at 9:00 a.m. Eastern Time on Wednesday, June 22, 2011, to discuss financial results for the fourth quarter and fiscal year 2011, ended March 31, 2011.

To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (866) 759-2078. International callers should dial +1-706-643-0585. The conference ID number for the call is 75696956.

If you are unable to participate in the call at this time, a replay will be available on Wednesday, June 22, 2011 at 12:00 noon Eastern Time, through Wednesday, July 6, 2011. To access the replay, dial 800-642-1687. International callers should dial +1-706-645-9291. The conference ID number for the replay is 75696956.

About China Nutrifruit Group Limited

Through its subsidiaries Daqing Longheda Food Company Limited and Daqing Senyang Fruit and Vegetable Food Technology Company Limited, China Nutrifruit, is engaged in developing, processing, marketing and distributing a variety of food products processed primarily from premium specialty fruits grown in Northeast China, including golden berry, crab apple, blueberry, seabuckthorn, blackcurrant and raspberry. Its processing facility possesses ISO9001 and HACCP series qualifications. Currently, the Company has established an extensive nationwide sales and distribution network throughout 18 provinces in China. For more information, please visit http://www.chinanutrifruit.com .

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act"”). Such statements include, among others, those concerning our new products, our new facility and capacity expansion, and its expected impact on the Company’s business and financial performance, our expectations regarding the market for our existing products and new products, our expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results of the Company to differ materially from those anticipated, expressed or implied in the forward-looking statements. The words “believe,” “expect,” “anticipate,” “project,” “targets,” “optimistic,” “intend,” “aim,” “will” or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those anticipated include risks related to new and existing products; any projections of sales, earnings, revenue, margins or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements regarding future economic conditions or performance; uncertainties related to conducting business in China; any statements of belief or intention; any of the factors mentioned in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended March 31, 2011, and other risks and uncertainties mentioned in our other reports filed with the Securities and Exchange Commission. The Company assumes no obligation and does not intend to update any forward-looking statements, except as required by law.

–Financial Tables Follow –

CHINA NUTRIFRUIT GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31,

	2011	2010
Net sales
	$86,953,888	$72,916,955
Cost of sales	(46,136,600)	(39,655,534)
Gross profit	40,817,288	33,261,421
Selling expenses	(3,100,084)	(3,547,236)
General and administrative expenses
	(4,354,005)	(3,976,627)
Operating earnings	33,363,199	25,737,558
Other income (expenses)
Interest expense	(4,912)	-
Other income	85,313	70,233
Gain on disposal of property and equipment
	-	290,407
Total other income	80,401	360,640
Earnings before income taxes	33,443,600	26,098,198
Provision for income taxes	(8,700,366)	(6,849,438)
Net earnings
	24,743,234	19,248,760
Other comprehensive income

Foreign currency translation	3,510,717	15,039
Total comprehensive income
	$28,253,951	$19,263,799
Earnings per share

Basic	$0.66	$0.52
Diluted	$0.62	$0.51
Weighted average number of common stock outstanding
Basic	36,736,834	36,153,554
Diluted	40,056,599	38,050,549

CHINA NUTRIFRUIT GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31,

	2011	2010

ASSETS
Current assets:
Cash and equivalents	$43,542,075	$35,994,443
Proceeds from private placement held in escrow account	-	931,630
Trade receivables, net of allowance	12,476,652	11,047,846
Inventory, net	6,419,152	4,179,910
Prepayments and deposits	264,878	114,732
Other current assets	1,527	1,464
Total current assets	62,704,284	52,270,025
Non-current assets:
Property and equipment, net	20,312,005	17,066,907
Prepayments and deposits	10,983,404	-
Construction in progress	5,915,395	-
Deferred tax assets	909,879	1,068,878
Land use rights, net	188,199	185,686
TOTAL ASSETS	$101,013,166	$70,591,496

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Other payables and accrued expenses	$3,312,525	$2,379,246
Due to a director	946,550	-
Trade payables	130,276	87,954
Income taxes payable	3,351,631	2,296,513
Total current liabilities	7,740,982	4,763,713

Commitments and Contingencies

Shareholders' equity:
Preferred stock	331	365
Common stock	36,916	36,573
Additional paid-in-capital	36,492,566	36,492,875
Statutory reserves – restricted	6,850,422	4,564,345
Accumulated other comprehensive income	3,951,431	440,714
Retained earnings	45,940,518	24,292,911
TOTAL SHAREHOLDERS’ EQUITY	93,272,184	65,827,783
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$101,013,166	$70,591,496

CHINA NUTRIFRUIT GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED MARCH 31,

	2011	2010
Cash flows from operating activities:
Net earnings	$24,743,234	$19,248,760
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	2,374,751	1,593,811
Gain on disposal of property and equipment	-	(290,407)
Deferred income taxes	158,165	337,936
Share-based payments	-	117,000
Changes in operating assets and liabilities:
Trade receivables	(1,222,114)	391,901
Inventories	(1,840,967)	(481,732)
Prepayments and deposits	(353,118)	364,046
Other current assets	(15)	1,463
Trade payables	32,580	(172,675)
Other payables and accrued expenses	895,817	(319,909)
Income taxes payable	1,001,321	877,429
Net cash provided by operating activities	25,789,654	21,667,623
Cash flows from investing activities:
Purchases of property and equipment	(4,333,519)	(2,738,855)
Addition of construction in progress	(5,808,400)	-
Prepayment for purchase of land use right, property and equipment	(10,543,839)	-
Proceeds from disposal of property and equipment	-	1,038,273
Net cash used in investing activities	(20,685,758)	(1,700,582)
Cash flows from financing activities:
Proceeds from private placement held in escrow account	-	(931,630)
Proceeds from borrowings	15,217,689	-
Repayment of borrowings	(15,217,689)	-
Amount due to a director	943,497	-
Proceeds from private placement	-	13,309,000
Release of proceeds from private placement held in escrow account	931,630	-
Dividend paid	(809,550)	-
Cost of raising capital	-	(1,094,279)
Net cash provided by financing activities	1,065,577	11,283,091

Increase in cash and equivalents	6,169,473	31,250,132

Effect of exchange rate on cash and equivalents	1,378,159	(24,231)

Cash and equivalents at beginning of year	35,994,443	4,768,542

Cash and equivalents at end of year	$43,542,075	$35,994,443

Supplemental disclosure of cash flows information:
Cash paid for:
Interest	$4,912	$-
Income taxes	$7,574,018	$5,634,883

Supplemental disclosure of non-cash information:
Issuance of common stock by conversion of preferred stock	$343	$117,000
Issuance of warrant	$-	$367,155
Capital contribution	$-	$7,414,995